Exhibit 2.2

AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”), is dated January 15, 2014, but effective for all purposes as of December 31, 2013, by and between Nexen Petroleum Offshore U.S.A. Inc., a Delaware corporation (“Seller”), and EPL Oil & Gas, Inc., a Delaware corporation (“Buyer”).    Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Seller and Buyer entered into a Purchase and Sale Agreement dated December 31, 2013 (the “Purchase and Sale Agreement”), in which Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, all of Seller’s right, title and interest in the Assets, including Seller’s ownership interest in OCS-G 1957, OCS-G 1958, OCS-G 2103, OCS-G 1959, and OCS-G 0985, subject to the terms and conditions of the Purchase and Sale Agreement; and

WHEREAS, Seller and Buyer desire to change certain terms of the Purchase and Sale Agreement prior to the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and provisions herein contained, the Parties agree that the Purchase and Sale Agreement (including the Exhibits and Schedules) shall be amended as follows:

1.
Operating the Assets

Buyer shall begin operating the Assets on the later of (a) the Monday following the date Buyer and Seller receive notice that BOEM recognizes EPL as operator of the Assets, or (b) January 27, 2014.

2.
Records

Seller shall deliver the Records to Buyer five (5) days after the date Buyer begins operating the Assets.

3.
Reprocessed Seismic Data

The Parties shall not execute a Reprocessed Data License Agreement at Closing and all references to the term “Reprocessed Seismic Data” within the Purchase and Sale Agreement (including the Exhibits and Schedules) shall be deleted.

Execution Version

4.
IT Matters

The section titled “Other IT Matters” on page three of Exhibit C, Post-Closing Tranisiton Agreement, shall be deleted in its entirety.

IN WITNESS WHEREOF this Amendment has been duly executed and delivered by Buyer and Seller on January 15, 2014, but effective as of December 31, 2013.

BUYER:

EPL OIL & GAS, INC.

By:	/s/ Mark A. Gregory
Name:	Mark A. Gregory
Title:	Vice President - Land

SELLER:

NEXEN PETROLEUM OFFSHORE U.S.A. INC.

By:	/s/ Gregg E. Radetsky
Name:	Gregg E. Radetsky
Title:	Vice President, General Counsel

Execution Version